Exhibit 10.5

AMENDED AND RESTATED
MANAGEMENT SERVICES AGREEMENT

This AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (“Agreement”) is entered into as of December 13, 2009 (the “Effective Date”), by and between the following (each a “Party” and together the “Parties”):

(I)

Information Security Technology (China) Company, Ltd. (信安技术(中国)有限公司), a wholly foreign-owned enterprise existing under the laws of the People’s Republic of China (“IST”), with its registered office at 18th Floor, Education Technology Building Tower, Zhuzilin, Futian District, Shenzhen, Guangdong, People’s Republic of China;

(II)

iASPEC Software Company, Ltd. (永泰软件有限公司), a limited liability company existing under the laws of the People’s Republic of China (“iASPEC”) , with its registered office at Unit C and D, Fourth Floor of F2-6 plant, Block 2, Tian An Chegong Temple Industry Park, Futian District, Shenzhen, Guangdong, People’s Republic of China; and

(III)	LIN JIANG HUAI (林江怀), an individual citizen of the People’s Republic of China.

Capitalized terms not otherwise defined have the meanings assigned to them in Appendix A to this Agreement, which is incorporated and made a part hereof by reference.

RECITALS

This Agreement is entered into with reference to the following facts:

A.

IST is a wholly-foreign owned enterprise existing under the laws of the People’s Republic of China (“PRC” or “China”), owned 100% by China Public Security Holdings Limited, a company existing under the laws of the British Virgin Islands, which in turn is 100% owned by China Information Security Technology, Inc., a Nevada corporation (“CPBY”).

B.

iASPEC is a PRC limited liability company owned by Lin Jiang Huai, a citizen of the PRC (the “Shareholder”). iASPEC is engaged in the business of development of computer software, application of multimedia technology and related activities, and holds various business license and permits, including but not limited State Secret related Computer Information System Integration Certificate. Under applicable laws and regulations, at least one of the key permits held by iASPEC (the “Qualification Permits”) may only be held by a legal person owned by a citizen of the PRC.

C.

On July 1, 2007, IST (then known as PUBLIC SECURITY TECHNOLOGY (PRC) CO., LTD.), iASPEC, LIN JIANG HUAI and CAI JINZHU entered into a Management Service Agreement (the “Original Agreement”). CAI JINZHU (蔡金铸), an individual citizen of the People’s Republic of China., former shareholder of iASPEC, has transferred all of his equity interests in iASPEC to LIN JIANG HUAI on July 1, 2008. The Parties hereby intend to hereby amend and restate the Original Agreement in its entirety.

D.

iASPEC, the Shareholder, Cai Jinzhu and IST are parties to that certain Purchase Option Agreement, dated as of July 1, 2007 (the “Purchase Option Agreement”) among IST, iASPEC, Lin Jiang Huai and Cai Jinzhu. As Cai Jinzhu has transferred all of his equity interests to the Shareholder on July 1, 2008, all of Cai Jinzhu’s rights and obligations under the Purchase Option Agreement have been transferred to the Shareholder, as acknowledged by Cai Jinzhu in the “Acknowledgement of Transfer” attached as Exhibit A to this Agreement. The other parts of the Purchase Option Agreement shall remain in full force and effect. Pursuant to the Purchase Option Agreement, the Shareholder has granted to IST or its designee(s) an option to acquire up to 100% of the equity of iASPEC held by the Shareholder, or up to all of the assets held by iASPEC. IST can exercise the purchase option to purchase all the outstanding equity of iASPEC from the Shareholder for a consideration of $1,800,000, under the condition that the PRC laws allow foreign enterprises to engage iASPEC’s business.

NOW, THEREFORE, in consideration for the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, and through friendly consultation, under the principle of equality and mutual benefits, in accordance with the relevant laws and regulations of the People’s Republic of China, the Parties agree as follows:

AGREEMENT

1.

Management Services. IST agrees to provide management and consultation services to iASPEC and to recommend two (2) senior managers to iASPEC. The Shareholder of iASPEC agrees to elect one fewer than all the members of the iASPEC Board of Directors, based on the number of Directors stipulated in the Articles of Association of iASPEC. Each person recommended by IST will be a citizen of the People’s Republic of China. The Shareholder agrees to remove any person recommended by IST from the iASPEC Board of Directors as suggested by IST, and appoint a person recommended by IST as a replacement, on the written request of IST. In addition, IST shall provide iASPEC’s management team with other management and consulting services, including but not limited to (i) management training, (ii) technology consultation, (iii) market promotion and (iv) introduction of new clients to iASPEC.

2.

Capital Support. To the extent permitted by the PRC laws, based on iASPEC’s needs for its development and operation, IST agrees, from time to time, at its sole discretion, to provide iASPEC with capital support in the form, including but not limited to (i) entrustment loans to iASPEC and (ii) loans or advances to the Shareholder for the injection of capital into iASPEC; provided, that, with respect to clause (ii) above, the Shareholder is obligated to enter into an agreement in substantially the form attached as Exhibit B (an “Advance Agreement”) each time that LIN JIANG HUAI receives loans or advances from IST for such purpose.

3.

Compensation. In consideration for receiving the management and consulting services contemplated by Section1, receiving the software support contemplated by Section 8(c), and receiving Capital Support from IST as contemplated by Section 2, iASPEC agrees that IST will be entitled to receive ninety five percent (95%) of the Net Received Profit of iASPEC during the Term of this Agreement. The Net Received Profit of iASPEC will be calculated and paid by iASPEC to IST no later than the last day of the first month following the end of each fiscal quarter. Any dispute between the Parties concerning any calculation or payment under this Section 3 will be resolved pursuant to the dispute resolution provisions of Section14. Furthermore, the Shareholder agrees to enter into a pledge agreement with IST to pledge all his equity interests in iASPEC to IST as a security for iASPEC’s performing the obligations of paying management service fees to IST and LIN JIANG HUAI’s obligation under Section 2 and any loan or advance, whether or not evidenced by an Advance Agreement. The Shareholder agrees to register such pledge in iASPEC’s shareholder list. The Shareholder undertakes that he will use his best efforts to register such pledge at Shenzhen administration for industry and commerce.

4.

Handover of Business. On the effective date of the Original Agreement, (a) the then shareholders of iASPEC issued a written guaranty in the form of Exhibit C, promising that the senior managers recommended by IST to iASPEC will be elected to the Board of Directors of iASPEC, based on the number of Directors stipulated in the Articles of Association of iASPEC, in accordance with Section 1; and (b) iASPEC delivered each and every chop and seal of iASPEC to the new Board of Directors. The Shareholder hereby confirms his continuing obligation under the written guaranty.

5.	Operation of Business. During the Term of this Agreement:

	(a)	The Parties will ensure that:

(i)

The business of iASPEC, and any business which may become available to iASPEC (the “Business”), will be conducted by iASPEC except as may be determined by the Board of Directors composed of members recommended by IST to iASPEC;

		(ii)	All cash of iASPEC will be maintained in the Company Accounts;

(iii)

All business income, working capital, recovered accounts receivable, and any other funds which come into the possession of iASPEC or are derived from or related to the operation of the business of iASPEC, are deposited into a Company Bank Account;

(iv)

All accounts payable, employee compensation and other employment- related expenses, and the any payments in connection with the acquisition of any assets for the benefit of iASPEC or the satisfaction of any liabilities of iASPEC, are paid from amounts maintained in the Company Bank Accounts; and

		(v)	No action is taken without the prior written consent of IST that that would have the effect of entrusting all or any part of the Business of iASPEC to any other Person.

	(b)	IST will ensure that:

(i)

The persons recommended by IST to the Board of iASPEC act with respect to the conduct of the Business with the same level of care they would with respect to the operation of their own business and will at all times act in accordance with their Reasonable Business Judgment, including taking no action which they know, or in the exercise of their Reasonable Business Judgment should have known, would change the business nature of iASPEC which directly or indirectly cause the loss of any Qualification Permit held by iASPEC; and

(ii)

It and the persons recommended by IST will not interfere with iASPEC’s existing or future sales and company operation structure when, in the exercise of their Reasonable Business Judgment, they should have known such interference would damage existing or future sales and company operation structure and cause unfavorable conditions to iASPEC in its ability to carry out any sales and operation plan.

		(iii)	It and the persons recommended by IST will not interfere with certain iASPEC’s business covered by iASPEC’s State Secret related Computer Information System Integration Certificate, including but not limited to access into relevant documents regarding such business; provided, however, that iASPEC shall fully cooperate with the requests of CPBY’s legal counsel and independent registered public accounting firm, as necessary to comply with CPBY’s reporting obligations to the Securities and Exchange Commission (“SEC”), including, but not limited to, providing access to data and information necessary for CPBY to prepare its books and records and complete its assessment of internal control over financial reporting, and for CPBY’s independent registered public accounting firm to complete its audit of CPBY’s internal control over financial reporting in accordance with SEC requirements.

	(c)	The Shareholder will:

(i)

Ensure that neither he nor any of his agents or representatives, takes any action that interferes with, or has the effect of interfering with, the operation of the Business by the Board of Directors of iASPEC, or change the business nature of iASPEC, in a manner which directly or indirectly causes the loss of any Qualification Permit held by iASPEC or constitutes a violation of applicable PRC laws and regulations ;

(ii)

Use his Best Efforts to cooperate and assist iASPEC to maintain in effect all permits, licenses and other authorizations and approvals necessary or appropriate to the conduct of the business of iASPEC;

		(iii)	Use his Best Efforts to assist iASPEC to maintain positive and productive relations with relevant Governmental Authorities and their representatives; and

		(iv)	Not sell or transfer any part of the equity of iASPEC held by him without the prior approval of the Board of Directors of IST.

(d)

No Interruption. Subject to Section 5(b)(iii) above, IST hereby undertakes that it will not get involved in iASPEC’s business covered by iASPEC’s State Secret related Computer Information System Integration Certificate, including but not limited to, seeking access to relevant documents regarding such business.

6.

Approval by CPBY Board of Directors. Any actions necessary to accomplish any of the following with respect to iASPEC (“Material Actions”) must be authorized in advance by the affirmative vote of a majority of the Board of Directors of CPBY, the ultimate parent company of IST, including the affirmative vote of at least one member of which who is not employed by IST, iASPEC, or any affiliate of either of them:

(a)

Any of the following: (i) the nomination, appointment, election or replacement of any members of any Board of Directors of iASPEC, who must be a citizen of the PRC, (ii) the approval of any profit distribution plan and loss compensation plan, or (iii) any merger, division, change of corporate form, dissolution or liquidation of iASPEC;

	(b)	Any loan or advance in accordance with Section 2, or any other payments or transfers of funds from IST to iASPEC;

	(c)	Any declaration of any dividend or any distribution of profits by iASPEC;

(d)	The formation of any subsidiary or the acquisition of any equity interest or other interest in any other Person, or the disposition of any of the foregoing;

(e)	Any corporate borrowing or lending except for routine extension of terms to trade creditors;

(f)	Subjecting any of the assets of iASPEC to any Lien, except in the ordinary course of business;

(g)	Any change in the scope of business of iASPEC, or any decision to engage in type of business other than those engaged in by iASPEC as of the date of this Agreement;

(h)	Any change in the methods of accounting or accounting practices of iASPEC; or

(i)	Any agreement to do any of the foregoing.

7.	Non-Competition; Non-Solicitation; etc. The Shareholder agrees that:

(a)

Non-Competition. During the term of this Agreement and for a period of twelve (12) months thereafter (the “Non-Competition Period”), the Shareholder will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be retained or employed by, associated with, lend credit to, or render services or advice to, any business that is competitive with IST or iASPEC anywhere in the world. The Shareholder agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

	(b)	Non-Solicitation. During the Non-Competition Period, the Shareholder will not directly or indirectly, without the prior written consent of IST,

(i)	induce or attempt to induce any employee of, or consultant to, IST or iASPEC to leave their employ,

(ii)	in any way interfere with the relationship between IST or iASPEC, on the one hand, and any employee of either of them, on the other,

(iii)	employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who was an employee of, or independent contractor to, IST or iASPEC,

(iv)

induce or attempt to induce any customer, supplier, licensee, or business relation of IST or iASPEC to cease doing business with either company, or in way interfere with the relationship between any customer, supplier, licensee, or business relation of IST or iASPEC, or

(v)	solicit from, or provide goods or services of the type that the Company provides to, any person who is or was a customer of IST.

(c)	Non-Disparagement. None of the Parties will, directly or indirectly, at any time during or after the Non-competition Period, knowingly disparage any of the other Parties.

(d)

Affiliates “IST” includes IST, its direct and indirect parent companies, including China Information Security Technology, Inc. and any other companies that now or hereafter become affiliated with China Information Security Technology, Inc.

8.	Software Licenses.

(a)

License. iASPEC hereby grants to IST an exclusive (except as to iASPEC), royalty-free, transferable, worldwide, ten-year-term’s license (with right to sublicense) (the “Software License”) to use and install the Software in any manner as long as such use complies with all applicable laws, including the Qualification Permit and PRC laws. In addition, iASPEC will deliver to IST all copies of source and object code relating to the Software and IST will have the sole and exclusive right to use such source and object code in any manner it deems advisable as long as such use complies with all applicable laws, including the Qualification Permit and PRC laws. Without limiting the generality of the foregoing, IST will be permitted to use the Software and the related source and object code to create derivative works and any and all such derivative works will be owned exclusively by IST.

(b)

License Back. IST hereby grants back to iASPEC a royalty-free, limited, non- exclusive license to the Software, without right of sub-license, for the sole purpose of permitting iASPEC to carry out its business as presently conducted and as may be permitted with the approval of the Board of Directors of CPBY as contemplated by Section 6.

(c) Software Support. IST agrees to provide iASPEC with support relating to software in the form of software development, consultation and promotion.

9.	Representations and Warranties of iASPEC. iASPEC hereby makes the following representations and warranties for the benefit of IST:

(a)

Corporate Existence and Power. iASPEC is a limited liability company duly organized and validly existing under the laws of the PRC, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as currently contemplated to be conducted and as currently contemplated to be conducted. iASPEC has never approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of iASPEC or the winding up or cessation of the business or affairs of iASPEC.

(b)

Authorization; No Consent. iASPEC (i) has taken all necessary corporate actions to authorize its execution, delivery and performance of this Agreement and all related documents and has the corporate power and authorization to execute, deliver and perform this Agreement and the other related documents; (ii) has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other related documents and to perform their obligations under this Agreement and the other related documents; (iii) is not required to give any notice to or obtain any Consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the exclusive cooperation arrangement contemplated under this Agreement except for any notices that have been duly given or consents that have been duly obtained; and (iv) holds all the governmental authorizations necessary to permit iASPEC to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit iASPEC to own and use its assets in the manner in which it currently owns and uses such assets. To the best knowledge of iASPEC, there is no basis for any governmental authority to withdraw, cancel or cease in any manner any of such governmental authorizations.

(c)

No Conflicts. The execution and perform of this Agreement by iASPEC will not contravene, conflict with, or result in violation of (i) any provision of the organizational documents of iASPEC; (ii) resolution adopted by the board of directors or the Shareholder of iASPEC; and (iii) any laws and regulations to which iASPEC or the exclusive cooperation arrangement contemplated in this Agreement is subject.

10.	Representations and Warranties of IST. IST hereby makes the following representations and warranties for the benefit of iASPEC and the Shareholder:

(a)

Corporate Existence and Power. IST (i) is a foreign invested company duly organized and validly existing under the laws of the PRC, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as currently contemplated to be conducted and as currently contemplated to be conducted; and (ii) has never approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of IST or the winding up or cessation of the business or affairs of IST.

(b)

Authorization; No Consent. IST (i) has taken all necessary corporate actions to authorize its execution, delivery and performance of this Agreement and all related documents and has the corporate power and authorization to execute, deliver and perform this Agreement and the other related documents; (ii) has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other related documents and to perform its obligations under this Agreement and the other related documents; (iii) is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the exclusive cooperation arrangement contemplated under this Agreement except for any notices that have been duly given or consents that have been duly obtained; and (iv) has all the governmental authorizations necessary to permit IST to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit IST to own and use its assets in the manner in which it currently owns and uses such assets. To the best knowledge of IST, there is no basis for any governmental authority to withdraw, cancel or cease in any manner any of such governmental authorizations.

(c)

No Conflicts. The execution and perform of this Agreement by IST will not contravene, conflict with, or result in violation of (i) any provision of the organizational documents of IST; ii) any resolution adopted by the board of directors or the Shareholder of IST; and (iii) any laws and regulations to which IST or the exclusive cooperation arrangement contemplated in this Agreement is subject to.

11.

Liability for Breach; Indemnification and Hold Harmless. Each of the Parties will be liable to each of the other Parties for any damage or loss caused by such Party’s breach of this Agreement, unless excused by force majeure. iASPEC will indemnify and hold harmless IST from and against any claims, losses or damages unless caused by a breach by IST of its obligations under this Agreement or by the willful, reckless or illegal conduct of IST. IST will indemnify and hold harmless iASPEC and the Shareholder from and against any claims, losses or damages caused by any breach by IST of its obligations under this Agreement or by the willful, reckless or illegal conduct of IST.

12.

Liquidated Damages. iASPEC and the Shareholder acknowledge and agree that IST will be incurring significant expense in order to fulfill its obligations under this Agreement. iASPEC and the Shareholder further acknowledge that breach of this Agreement by either of them would cause IST and IST’s stockholders significant damages and perhaps the complete cessation of IST’s business. Since the exact amount of such damages would be extremely difficult, if not impossible to calculate, iASPEC and the Shareholder agree that in the event of the material breach by any of them of this Agreement, which breach has not been cured within sixty (60) days of receipt of notice from IST of such material breach and a description of such breach, iASPEC and the Shareholder, jointly and severally, will be obligated to pay to IST liquidated damages in an amount equal to the higher of (a) eight (8) times the annualized revenues of IST for the last completed fiscal quarter, or (b) US$50 million.

13.

Shareholder’s Guaranty. The Shareholder hereby irrevocably and unconditionally guarantee that the Shareholder and iASPEC will perform their obligations under this Agreement. This guaranty is a security of joint and several liability.

14.	Dispute Resolution.

(a)

Friendly Consultations. Any and all disputes, controversies or claims arising out of or relating to the interpretation or implementation of this Agreement, or the breach hereof or relationships created hereby will be settled through friendly consultations.

(b)

Arbitration. If the dispute is not resolved through friendly consultations within sixty (60) days from the date a Party gives the other Party written notice of a dispute, then it will be only resolved by arbitration under the auspices of and in accordance with the Arbitration Rules of China International Economic and Trade Arbitration Commission (“CIETAC”) and will be submitted to CIETAC Shenzhen Branch. Any arbitration will be heard before three (3) arbitrators, one (1) of whom will be appointed by IST, one (1) of whom will be appointed by iASPEC and the Shareholder acting together, and the remaining one (1) arbitrator (chairman of the arbitration tribunal) will be appointed by the Director of CIETAC. Any arbitration will be conducted in both the English and Chinese languages. The arbitration award will be final and binding on both Parties and will not be subject to any appeal, and the Parties agree to be bound thereby and to act accordingly.

(c)

Continuation of Agreement. It is not necessary for any Party to declare a breach of this Agreement in order to proceed with the dispute resolution process set out in this Section14. Until a Party gives notice of termination pursuant to Section 15, this Agreement will continue in effect during the pendency of any discussions or arbitration under this Section 14.

15.

Term. This Agreement is effective as of July 1, 2007 (the effective date of the Original Agreement), and will continue in effect for a term of thirty (30) years unless earlier terminated by one of the following means. The period during which this Agreement is effective is referred to as the “Term.”

(a)

Breach or Insolvency. Either of iASPEC or IST may terminate this Agreement immediately (a) upon the material breach by the other of its obligations hereunder and the failure of such Party to cure such breach within thirty (30) working days after written notice from the non-breaching Party; or (b) upon the filing of a voluntary or involuntary petition in bankruptcy by the other or of which the other is the subject, or the insolvency of the other, or the commencement of any proceedings placing the other in receivership, or of any assignment by the other for the benefit of creditors.

	(b)	Termination by IST. This Agreement may be terminated at any time by IST upon ninety (90) calendar days’ written notice delivered to all other Parties.

(c)

Consequences of Termination. Upon any effective date of any termination of this Agreement: (i) IST will cease providing management services to iASPEC; (ii) IST will deliver to iASPEC all chops and seals of iASPEC; (iii) IST will deliver to iASPEC all of the financial and other books and records of iASPEC, including any and all permits, licenses, certificates and other proprietary and operational documents and instruments; (iv) the senior managers who are recommended by IST and elected as Directors of iASPEC will resign from the Board of Directors of iASPEC in a lawful way; (v) the Software License will terminate unless otherwise agreed by the Parties.

(d)

Survival. The provisions of Section 7 (Non-Competition, etc.), Section 11 (Indemnification; Hold Harmless); Section 12 (Liquidated Damages), Section (Shareholder’s Guarantee), Section 14 (Dispute Resolution), Section 15(c) (Consequences of Termination), and Section 16 (Miscellaneous) will survive any termination of this Agreement. Any amounts owing from any Party to any other Party on the effective date of any termination under the terms of this Agreement will continue to be due and owing despite such termination.

16.	Miscellaneous.

(a)

Headings and Gender. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

	(b)	Usage. The words “include” and “including” will be read to include “without limitation.”

(c)

Severability. Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited by or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 9 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against the Shareholder.

	(d)	Waiver. No failure or delay by any Party to exercise any right, power or remedy under this Agreement will operate as a waiver of any such right, power or remedy.

(e)

Integration. This Agreement supersedes any and all prior discussions and agreements (written or oral) between the Parties with respect to the exclusive cooperation arrangement and other matters contained herein, including without limitation the Original Agreement and the First Amended Agreement. This Agreement contains the sole, final and complete expression and understanding between the Parties with respect to the exclusive cooperation arrangement contemplated herein.

(f)

Assignments, Successors, and No Third-Party Rights. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties, which will not be unreasonably withheld. If one Party assigns its rights upon the other Party’s consent, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

(g)

Notices. All notices, requests, demands, claims, and other communications under this Agreement will be in writing. Any Party may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at the address set forth on the signature page of this Agreement by any means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Refusal by a Party to accept notice that is validly given under this Agreement will be deemed to have been received by such Party upon receipt. Any Party may change the address to which notices, requests, demands, claims, and other communications under this Agreement are to be delivered by giving the other Parties notice in the manner herein set forth. Any notice, request, demand, claim, or other communication under this Agreement will be addressed to the intended recipient as set forth on the signature page hereto.

(h)

Further Assurances. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

(i)

Governing Law. This Agreement will be construed, and the rights and obligations under this Agreement determined, in accordance with the laws of the PRC, without regard to the principles of conflict of laws thereunder.

(j)	Amendment. This Agreement may not be amended, altered or modified except by a subsequent written document signed by all Parties.

(k)

Counterparts. This Agreement may be executed in any number of counterparts. When each Party has signed and delivered to all other Parties at least one such counterpart, each of the counterparts will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date(s) set forth next to each signature below.

iASPEC:	IST:

IASPEC Software Company, Ltd.	Information Security Technology (China) Company, Ltd.
永泰软件有限公司	(信安技术(中国)有限公司

By: /s/Jiang Huai Lin	By: /s/Jiang Huai Lin
Jiang Huai Lin (林江怀)	Jiang Huai Lin (林江怀)
President	Director

Date: December 13, 2009	Date: December 13, 2009

SHAREHOLDER:

/s/Jiang Huai Lin
Jiang Huai Lin (林江怀)

Date: December 13, 2009

APPENDIX A

Definitions

For purposes of the Amended and Restated Management Services Agreement among IST, iASPEC and Lin Jiang Huai to which this is Appendix A, the following terms have the meanings set forth below:

“Best Efforts” means the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

“Business” is defined in Section ~~7~~5(a).

“Company Bank Accounts” means all accounts maintained or held in the name of iASPEC at or with any bank or other financial institution, whether existing on the date of this Agreement or established in the future.

“CPBY” is defined in the Recitals.

“Consent” means any approval, consent, ratification, permission, waiver or authorization, including any of the foregoing issued or granted by any Governmental Authority.

“Effective Date” is defined in the Preamble.

“Governmental Authority” means any nation or government or any province or state any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the People’s Republic of China or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any contract.

“Material Actions” is defined in Section 6.

“Net Received Profit” means the Net Received Profit of iASPEC, calculated as follows: accrued accounts receivable plus net turnover (revenue), minus cost of sales, minus operating expenses, and minus accrued but not collected accounts receivable, but only if the result is a positive number.

“Non-Competition Period” is defined in Section ~~9~~7(a).

“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Purchase Option Agreement” is defined in the Recitals

“Qualification Permits” is defined in the Recitals.

“Reasonable Business Judgment” means a judgment reached in good faith and in the exercise of reasonable care.

“Shareholder” is defined in the Recitals.

“Software” means the software and other intellectual property described in Schedule A to this Agreement.

“Software License” is defined in Section 8(a).

“Term” is defined in Section 15.

“Transfer” means directly or indirectly, to sell, assign, transfer, pledge, bequeath, hypothecate, mortgage, grant any proxy with respect to, or in any other way encumber or otherwise dispose of.

SCHEDULE A

Software

The following constitutes the “Software” under this Agreement, provided, however, that any software registered by iASPEC after the effective date of the Original Agreement and any software hereafter registered by iASPEC shall be “Software”:

Code	Registration Code	Name	Version
27735	2004SR09334	iASPEC Case Tracking Management System	V	2.0
27736	2004SR09335	iASPEC Application Envelope System	V	2.1
27737	2004SR09336	iASPEC Quality System Document Management System	V	2.2
27738	2004SR09337	iASPEC e-Logistics Support Management System	V	2.0
27739	2004SR09338	iASPEC Secured and Audited Message Switching System	V	2.5
27485	2004SR09084	iASPEC Project e-TimeTracker Management System	V	2.0
27486	2004SR09085	iASPEC Application e-Monitor System	V	3.3
27487	2004SR09086	iASPEC Remote Administered Distributed Application Architecture System	V	2.1.3
27488	2004SR09087	iASPEC Community and Establishment Management System	V	1.1
27489	2004SR09088	iASPEC Document and WorkFlow Management System	V	3.0
27490	2004SR09089	iASPEC e-Community Management and Service System	V	1.0
59255	2006SR11589	iASPEC Content Management System	V	1.0
59256	2006SR11590	iASPEC Three In One Police Computer Assistant Dispense System	V	1.0
59257	2006SR11591	iASPEC Police Force General Management System	V	1.0
59258	2006SR11592	iASPEC General Office Automatization System	V	1.0
59259	2006SR11593	iASPEC Police Geographic Information System	V	1.0

EXHIBIT A

Acknowledgement

The undersigned Cai JinZhu, an individual citizen of the People’s Republic of China, in confirmation and not in derogation of the Equity Transfer Agreement, dated July 1, 2008 between the undersigned and Lin Jiang Huai (the “Equity Transfer Agreement”), hereby acknowledges and confirms that, as of the effective date of the transfer of equity contemplated by the Equity Transfer Agreement, the undersigned ceased to be a party to, and ceased to have any rights or obligations under:

(i)

The Management Services Agreement, dated as of July 1, 2007, among Information Security Technology (China) Company, Ltd. (fka Public Security Technology (PRC) Co., Ltd.), iASPEC Software Company, Ltd. (fka Shenzhen iASPEC Software Engineering Company Limited), Lin Jiang Huai and the undersigned; and

(ii)

The Purchase Option Agreement, dated as of July 1, 2007, among Information Security Technology (China) Company, Ltd. (fka Public Security Technology (PRC) Co., Ltd.), iASPEC Software Company, Ltd. (fka Shenzhen iASPEC Software Engineering Company Limited), Lin Jiang Huai and the undersigned.

IN WITNESS WHEREOF, the undersigned ha executed this Acknowledgement on this _____ day of December, 2009.

___________________________
Cai Jinzhu

EXHIBIT B

Form of Advance Agreement

This Agreement (the “Agreement”) is entered into as of [·], 20[·] between and by the following Parties in Shenzhen, the People’s Republic of China (“China” or “PRC”):

Party A:	Information Security Technology (China) Company, Ltd. (信安技术(中国)有限公司) with the registered address at 18th Floor, Education Technology Building Tower, Zhuzilin, Futian District, Shenzhen, Guangdong, People's Republic of China and

Party B:	LIN JIANG HUAI (林江怀) , with the address of [·]; and ID number of [·].

(Party A and Party B hereunder hereinafter referred to collectively as the “Parties” and individually as the “Party” or the “Other Party”)

WHEREAS,

1.	Party A, a wholly foreign-owned enterprise duly incorporated and validly existing under the PRC laws; and

2.	Party B, a PRC citizen and the shareholder of iASPEC Software Company, Ltd. (永泰软件有限公司) (“iASPEC”).

NOW, THEREFORE, in order to clarify the Parties’ rights and obligations, after friendly negotiation, the Parties hereby agree as follows:

1.	Advance

1.1

Under the terms and conditions of this Agreement, Party A agrees to provide Party B with an interest-free loan or advance (in either case, an “Advance”) in the amount of RMB [ ], and Party B agrees to accept such Advance.

	1.2	The Parties acknowledge and agree that the Advance may only be used for contributing to the registered capital of iASPEC.

2.	Term of Advance

2.1.

The term of extension of such Advance shall be ten (10) years after this Agreement is executed and may be extended upon the written confirmation by Party A and the extended period shall be determined by Party A.

	2.2.	During the term (including any extended term) of the Advance, Party A may accelerate the Advance repayment by giving the written notice to Party B, if any of the following events occurs:

(1) Party B dies or becomes a person without capacity or with limited capacity for civil acts;

		(2)	Party B is found by a court of competent jurisdiction to have committed a crime;

		(3)	Any third party makes a valid claim or claims more than RMB1,000,000 against Party B;

		(4)	Any statement or warranty made by Party B under this Agreement is untrue or inaccurate in any material aspect; or Party B breaches the obligations under this Agreement.

3.	Repayment of Advance

3.1.

The Parties hereby agree and confirm that Party B or his successors or assignees have to repay the Advance only by the following methods: transfer to Party A or any person designated by it to the extent permitted by PRC laws, as requested by Party A, of such equity interests in iASPEC as will be sufficient to repay the Advance and use the proceeds to repay the Advance. If the proceeds from the equity transferred to Party A in repayment of the Advance exceeds the amount of outstanding Advance, the excess amount to the extent permitted by law shall be paid to Party B.

	3.2.	Without the written consent made by Party A, Party B shall not prepay such Advance partially or in full.

3.3.

Subject to the Clause 3.1, the Parties hereby agree and confirm that, according to the PRC laws, Party A has the right (but no obligation) to purchase, or designate other person to purchase, all or part of the equity interests held by Party B in iASPEC (the “Option”) at anytime, but, Party A shall notify Party B of such purchase of equity interests with a written notice. Once the written notice for exercising the Option is issued by Party A, Party B shall sell his all or part of equity interests of iASPEC upon Party A’s request and instructions with the original investment price of USD1,800,000. All Parties agree and confirm that when Party A exercises the Option, if the price, to the extent permitted by the then effective PRC laws, is higher than the Original Investment Price, Party A shall purchase the equity interests at the lowest price as required by PRC laws; meanwhile, Party B shall reimburse the difference between the lowest price and Original Investment Price to Party A pursuant to Article 4 of this Agreement. All Parties agree to execute a Purchase Option Agreement (the “Option Agreement”) in connection with above matters.

3.4.

The Parties agree to complete the registration for changing the shareholder at applicable administration for industry and commerce authority; and the equity transfer abovementioned shall be considered as completed after Party A or its designated person is registered as legal owner of the equity interests of iASPEC.

4.	Interests of Advance

	4.1	All Parties agree and confirm that the Advance is interest-free unless otherwise provided in this Agreement.

5.	Party B’s Representation, Warranties and Promises

	5.1	Party B shall deliver the copy of Capital Contribution Certificate which evidences he owns 100% equity interests of iASPEC to Party A.

5.2

As a guarantee of the Advance, Party B agrees to pledge all equity interests of iASPEC to Party A and grant Party A an option right to purchase such equity interests; and Party B agrees to execute the Equity Pledge Agreement and Option Agreement upon the request of Party A.

5.3

Without prior written consent by Party A, Party B shall not sell, transfer, mortgage or dispose of, in any other form, any equity interest of iASPEC or any other related right, or to approve any other security interest created unless the creation of pledge or other liens is for Party A’s benefits.

5.4

Without the prior written consent by Party A, Party B shall not decide or support or execute any shareholder’s resolution that approves any sale, transfer, mortgage or dispose of any lawful or beneficial interests of his equity interest, or allows any other security interest created on them, other than the creation made for Party A or its designated persons.

5.5

Without prior written notice by Party A, Party B shall not agree or support or execute any shareholder’s resolution that approves iASPEC to merge or associate with any person (under this Agreement, the “person” means individual, company, partnership or other entities), or acquire any person or invest in any person.

5.6

Without prior written consent by Party A, Party B shall not take any action or non-action that may materially affect iASPEC’s assets, business and liabilities; without prior written consent by Party A, Party B shall not sell, transfer, mortgage or dispose of any lawful or beneficial interests of iASPEC’s assets, business or income, or approve any other security interest crated on them.

5.7	Upon the request of Party A, Party B shall appoint any person designated by Party A to be the directors and senior management personnel of iASPEC.

5.8

Upon the exercise of the Option and to the extent permitted by PRC laws, Party B shall transfer all or part of equity interests of iASPEC held by Party B to the person designated by Party A in any time unconditionally and immediately.

5.9	Party B shall not request iASPEC to distribute any dividend; and shall not approve any shareholder’s resolution which may cause iASPEC to distribute dividend to its shareholder.

5.10

Without prior written consent by Party A, Party B shall not, in any form, supplement, change or modify the articles of association of iASPEC, or increase or decrease registered capital of iASPEC, or change the structure of the registered capital in any other forms.

5.11

According to fair finance and business standard and tradition, Party B shall maintain the existence of the company, prudently and effectively operate and deal with the business; Party B shall provide materials relating to iASPEC’s operation and financial conditions upon Party A’s request; and normally operate all business in order to maintain the asset value of iASPEC.

5.12

Without prior written notice by Party A, Party B shall not cause, restrict, guarantee or allow the existence of any indebtedness, other than (i) the debts arising from normal or daily business but not from borrowing; and (ii) the debts disclosed to Party A and obtained the written consent from Party A.

In order to keep the ownership of the equity interest held by Party B, Party B shall execute all requisite or appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defense against the claims of compensation; and Party B shall notify Party A the occurrence or the potential occurrence of any litigation, arbitration or administrative procedure related to iASPEC or the Party B.

	5.13	Party B shall exercise the rights as iASPEC’s shareholder only upon the request or written authorization by Party A.

5.14

Party B shall comply with the provisions of this Agreement and perform all obligations hereunder prudently, and not to take any action or non-action that may affect the validity and enforceability of this Agreement.

	5.15	The Parties agree and confirm the meaning of Party A’s written notice pursuant to this Agreement means the consent of Party A which shall be approved by the shareholder of Party A.

6.	Taxes and Expenses

Unless otherwise provided in this Agreement, the Parties shall, according to the PRC laws, bear respectively any and all taxes and expenses pursuant to this Agreement.

7.	Effectiveness and Termination

	7.1	This Agreement is concluded upon its execution and takes effect on the date hereof.

7.2

The Parties agree and confirm the this Agreement shall be terminated when the Parties has completed to perform their obligation under this Agreement. Without limiting the generality of the foregoing, the Parties further agree and confirm that Party B may be deemed the completion of performing their obligations under this Agreement if the following requirements are met:

(1) Party B has transferred all equity interests of iASPEC to Party A and/or its designated person; and,

(2) Party B has repaid the total amount caused from the transfer of equity interest of iASPEC according to this Agreement or the proceeds stipulated by the Option Agreement to Party A.

7.3

Party B cannot terminate or revoke unilaterally this Agreement unless (1) Party A has been found by a court of competent jurisdiction that it has committed commits gross negligence, fraud or other material illegal action; or (2) Party A terminates as a result of bankruptcy, dissolution, or being ordered to be closed down according to laws.

8.	Breach of Contract

8.1

If any party (the “Defaulting Party”) breaches any provision of this Agreement, which may cause the damages of the Other Party (“Non-defaulting Party”), the Non-defaulting Party could notify the Defaulting Party in written and request it to rectify and correct such breach of contract; if the Defaulting Party cannot take any action satisfied by Non-defaulting Party and rectify and correct such breach within fifteen (15) days upon the issuance of the written notice, the Non- defaulting Party could take the actions pursuant to this Agreement or other measures in accordance with laws.

	8.2	If Party B cannot repay the Advance pursuant to this Agreement, Party B shall pay the penalty at a rate of 0.2% per day for any outstanding amount of Advance to Party A (calculated from the request date for repayment by Party A), and shall also indemnify Party A in full against all direct economic damages due to breach of contract by Party A (including but not limited to market value of pending equity interests of iASPEC held by Party B or outstanding Advance, whichever is the higher).

9.	Confidentiality

The Parties acknowledge and confirm any oral or written materials exchanged by the Parties in connection with this Agreement are confidential. The Parties shall maintain the secrecy and confidentiality of all such materials. Without the written approval by the other Party, any Party shall not disclose to any third party any relevant materials, but the following circumstances shall be excluded:

	9.1	The materials that is known or may be known by the public (but not include the materials disclosed by each party receiving the materials );

	9.2	The materials required to be disclosed subject to the applicable laws or the rules or provisions of stock exchange; or

9.3

If any documents required to be disclosed by any party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement by any party, such legal counsel or financial consultant shall also comply with the confidentiality as stated hereof. Any disclosure by employees or agencies employed by any party shall be deemed the disclosure of such party and such party shall assume the liabilities for its breach of contract pursuant to this Agreement.

This Clause shall survive whatever this Agreement is void, amended, cancelled, terminated or unable to perform.

10.	Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be made in writing and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the addresses of both Parties set forth below or other address of the Party notified to the Other Party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the seventh (7th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

Party A:	Information Security Technology (China) Company, Ltd.
Legal Address:	18th Floor, Education Technology Building Tower, Zhuzilin, Futian District, Shenzhen, Guangdong, People's Republic of China
Postcode:	[·]
Tel:	[·]

Fax:	[·]

Party B:	LIN JIANG HUAI
Address:	[·]
Postcode:	[·]
Tel:	[·]
Fax:	[·]

11.	Applicable Law and Dispute Resolution

	11.1	The execution, validity, performance and interpretation of this Agreement and the disputes resolution under this Agreement shall be governed by PRC laws.

11.2

The Parties shall try to settle any dispute arising from this Agreement through friendly consultation. In case no settlement can be reached through consultation within thirty (30) days after such dispute is raised, each Party can submit such matter to arbitration under the auspices of and in accordance with the Arbitration Rules of China International Economic and Trade Arbitration Commission ("CIETAC") and will be submitted to CIETAC Shenzhen Branch. The arbitration award shall be final conclusive and binding upon both parties. If there is any dispute is in process of arbitration, other than the matters in dispute, the Parties shall perform the other rights and obligation pursuant to this Agreement.

12.	Miscellaneous

12.1

The headings contained in this Agreement are for the convenience of reference only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this Agreement.

12.2

The Parties confirm that this Agreement shall constitute the entire agreement of the Parties upon its effectiveness with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous verbal or/and written agreements and understandings.

12.3

This Agreement shall be binding and benefit the successor of each Party and the transferee agreed by each Party. Without the prior written notice by Party A, Party B shall not transfer, pledge or dispose of, in any manner, his rights, interest and obligation pursuant to this Agreement.

12.4

Party B hereby agrees that, (i) if Party B dies, Party B agree to transfer his rights and obligation pursuant to this Agreement to the person designated by Party A; (ii) Party A could transfer its rights and obligation pursuant to this Agreement to other third parties. Party A could make such transfer by only providing a written notice to Party B and no the consent by Party B is required.

	12.5	Any delay of performing the rights under the Agreement by either Party shall not be deemed the waiver of such rights and would not affect the future performance of such rights.

12.6

If any provision of this Agreement is judged as void, invalid or non-enforceable according to relevant laws, the provision shall be deemed invalid only within the applicable area of the PRC Laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall cease performing such void, invalid or non-enforceable provisions and replace those, in accordance with their original meanings, with valid provisions to the extent which are valid, effective and enforceable.

12.7

Any matter excluded in this Agreement shall be negotiated by the Parties. Any amendment and supplement of this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

12.8

This Agreement has been negotiated and drafted in the English language. If reference to a foreign language translation is required, any ambiguity in the text of the foreign language translation or any disagreement concerning the foreign language translation shall be resolved by reference to the English text.

12.9	This Agreement is executed with two (2) original copies; each Party holds one (1) original copies and each original copy has the same legal effect.

[No Text Below]

[Signature Page]

IN WITNESS THEREOF each Party hereto has caused this Agreement duly executed by itself or a duly authorized representative on its behalf as of the date first written above.

Party A: Information Security Technology (China) Company, Ltd.

Legal/Authorized Representative:
Name:
Position:

Party B: LIN JIANG HUAI

Signature: _________________

EXHIBIT C

Form of Guaranty

The undersigned hereby guarantee that the Shareholder of iASPEC Software Company, Ltd. (iASPEC) will elect 2 (two) senior managers, who are recommended by Information Security Technology (China) Company, Ltd. to iASPEC, to enter the Board of Directors of iASPEC, in accordance with the provisions of the “MANAGEMENT SERVICES AGREEMENT,” dated as of the date hereof.

iASPEC SHAREHOLDER:

_____________________________________
Jiang Huai Lin (林江怀)